Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For immediate release February 17, 2011	For additional information, please contact Ted Ashby, CEO, or Mark Towe, CFO 336-783-3900

Surrey Bancorp Reports 2010 Earnings of $1,238,018

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the fourth quarter of 2010 and the full year.

For the quarter ended December 31, 2010, net income totaled $151,670 or $0.02 per fully diluted share, compared with $302,924 or $0.07 per fully diluted common share earned during the fourth quarter of 2009.

The decrease in earnings results from an increase in the provision for loan losses. The provision for loan losses increased from $589,950 in the fourth quarter of 2009 to $1,163,170 for the same period in 2010. The increase in the loan loss provision results from a continued weakness in the economy which necessitated an increase in reserves associated with impaired loans and historical loss experience. Net interest income increased 6.4 percent from $2,083,431 in the fourth quarter of 2009 to $2,215,689 for the same period in 2010. The continued reduction of deposit costs during the fourth quarter was largely responsible for the improvement in the margin. Noninterest income decreased 4.7 percent to $737,470, compared to $773,755 reported for the quarter ended December 31, 2009, primarily due to reduced revenue from service charges on deposit accounts. Noninterest expenses decreased from $1,675,971 in the fourth quarter of 2009, to $1,571,162 in the fourth quarter of 2010, or 6.3 percent. This decrease is due to the reduction in the expenses relating to salaries and employee benefits.

For the year ended December 31, 2010, the Company reported net income of $1,238,018, or $0.29 per fully diluted common share. This represents a 44.6 percent decrease in profitability from year-end 2009, when the Company reported earnings of $2,232,294 or $0.58 per fully diluted common share. The decrease in net income was attributable to earnings in the Bank’s sales finance subsidiary, which recorded tax-exempt life insurance proceeds of $1,000,000 in the first quarter of 2009. Net interest income increased 13.9 percent from $7,620,899 in 2009 to $8,678,096 for the 2010 year-end. The reduction of deposit costs during the year was largely responsible for the improvement in the margin. The provision for loan losses increased from $1,604,947 in 2009 to $3,003,748 in 2010. The annual increase in the loan loss provision results from the same factors that lead to the increased loss provision during the fourth quarter, increase in reserves associated with impaired loans and historical loss experience. Noninterest income, excluding the 2009 life insurance proceeds, increased 9.1 percent to $2,739,125 compared to $2,511,411 reported for the year ended December 31, 2009. Gains on the sale of government guaranteed loans were primarily responsible for the increase. Noninterest expenses decreased from $6,583,745 in 2009, to $6,481,542 in 2010, or 1.5 percent. This decrease was primarily due to reductions in salaries, employee benefits and FDIC insurance premiums.

Loan loss reserves were $6,683,922 or 3.74 percent of total loans as of December 31, 2010. Non-performing assets were 3.19 percent of total assets at December 31, 2010, compared to 0.48 percent on that date in 2009. At December 31, 2010, the allowance for loan loss reserves equals 68 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $213,652,484 as of December 31, 2010, a decrease of 1.5 percent from $216,949,782 reported as of December 31, 2009. Total deposits were $173,960,073 at year-end 2010, a minor change from the $173,974,558 reported at the end of year of 2009. Net loans decreased 4.8 percent to $171,794,247, compared to $180,442,154 at December 31, 2009.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	December 31, 2010	December 31, 2009
	(unaudited)
Total assets	$213,652	$216,950
Total loans	178,478	185,112
Investments	26,448	22,540
Deposits	173,960	173,975
Borrowed funds	9,450	12,950
Stockholders’ equity	28,644	28,425
Non-performing assets to total assets	3.19%	0.48%
Loans past due more than 90 days to total loans	0.00%	0.00%
Allowance for loan losses to total loans	3.74%	2.52%
Book value per common share	$7.73	$7.44

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2009	2010	2009
Interest income	$2,814	$2,786	$11,150	$10,847
Interest expense	598	703	2,472	3,226
Net interest income	2,216	2,083	8,678	7,621
Provision for loan losses	1,163	590	3,004	1,605
Net interest income after provision for loan losses	1,053	1,493	5,674	6,016
Noninterest income	737	774	2,739	3,511
Noninterest expense	1571	1,676	6,481	6,584
Net income before taxes	219	591	1,932	2,943
Provision for income taxes	67	288	694	711
Net income	152 21921 9	303 21921 9	1,238	2,232
Preferred stock dividend declared	107	66	301	258
Net income available to common shareholders	$45	$237	$937	$1,974
Basic net income per share	$0.01	$0.07	$0.29	$0.62
Diluted net income per share	$0.02	$0.07	$0.29	$0.58
Return on average total assets *	0.27%	0.57%	0.57%	1.07%
Return on average total equity *	2.07%	4.25%	4.26%	8.07%
Yield on average interest earning assets	5.33%	5.44%	5.34%	5.45%
Cost of funds	1.26%	1.53%	1.32%	1.79%
Net yield on average interest earning assets	4.19%	4.07%	4.15%	3.83%
Overhead efficiency ratio	53.20%	58.66%	56.77%	59.14%
Net charge-offs/average loans	0.15%	0.01%	0.55%	0.17%

*	annualized for all periods presented